Exhibit 10.23

July 16, 2003

J. Edward Hall

Brown Brothers Harriman & Co.

40 Water Street

Boston, Massachusetts 02109

Dear Jed:

LeMaitre Vascular will pay to Brown Brothers Harriman a success fee equaling seven point five basis points (0.075%) of: (i) LeMaitre’s pre-money valuation at the execution of the initial public offering of the company’s common stock, or (ii) the amount received by the company for its equity upon the sale of the company to a third party, whichever occurs first. This fee shall only be due and payable upon the completion of the initial public offering of the company’s common stock or the sale of the company’s equity to a third party, whichever occurs first.

If this meets your satisfaction, please sign below.

Best regards,

/s/ George W. LeMaitre
George W. LeMaitre
Chief Executive Officer

Agreed:

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Joseph E. Hall
Name:	Joseph E. Hall
Title:	Managing Director